Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
Board of Directors
Vapor Corporation
(formerly Miller Diversified Corporation)
Hallandale, Florida
Gentlemen:
We have issued our report dated March 28, 2011, accompanying the financial statements of Vapor Corporation(formerly Miller Diversified Corporation) contained in the Form 10-K for the year ending December 31, 2010 under the Securities Exchange Act of 1934, as amended. We consent to the use of the aforementioned report in the Form 10-K for the year ending December 31, 2010 under the Securities Exchange Act of 1934, as amended.

Hackensack, New Jersey
March 28, 2011